EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mobility Electronics, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-116182, 333-102990, 333-69336 and 333-47210 on Form S-8, and Nos. 333-112023, 333-99845, 333-108623, 333-108283 and 333-112023 on Form S-3) of Mobility Electronics, Inc. of our reports dated March 10, 2005, except as to Note 2, which is as of November 10, 2005, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004 (as restated), and our report dated March 10, 2005, except as to the fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of November 10, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Mobility Electronics, Inc.
Our report dated March 10, 2005, except as to the fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of November 10, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Mobility Electronics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that:
The Company did not have effective policies and procedures and lacked effective reviews by personnel at an appropriate level for accounting for the costs incurred related to business combinations, to ensure that such costs were accounted for in accordance with generally accepted accounting principles.
As discussed in Note 2, the consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended, have been restated.
/s/ KPMG LLP
Phoenix, Arizona
November 10, 2005